Exhibit 99.2
COMMUNITY HEALTH SYSTEMS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)
(Unaudited)

	June 30,	December 31,
	2007	2006
ASSETS
Current assets
Cash and cash equivalents	$21,357	$40,566
Patient accounts receivable, net of allowance for doubtful accounts of $498,473 and $478,565 at June 30, 2007, and December 31, 2006, respectively	876,523	773,984
Supplies	121,964	113,320
Deferred income taxes	13,249	13,249
Prepaid expenses and taxes	36,287	32,385
Other current assets	62,933	47,880

Total current assets	1,132,313	1,021,384

Property and equipment	2,809,988	2,630,366
Less accumulated depreciation and amortization	(720,846)	(643,789)

Property and equipment, net	2,089,142	1,986,577

Goodwill	1,344,956	1,336,525

Other assets, net	226,700	162,093
Total assets	$4,793,111	$4,506,579

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current maturities of long-term debt	$25,757	$35,396
Accounts payable	257,730	247,747
Current income taxes payable	49,010	7,626
Accrued interest	8,375	7,122
Accrued liabilities	270,152	277,392

Total current liabilities	611,024	575,283

Long-term debt	1,974,240	1,905,781

Deferred income taxes	141,472	141,472

Other long-term liabilities	205,408	160,370

Stockholders’ equity
Preferred stock, $.01 par value per share, 100,000,000 shares authorized, none issued	—	—
Common stock, $.01 par value per share, 300,000,000 shares authorized; 95,881,020 shares issued and 94,905,471 shares outstanding at June 30, 2007, and 95,026,494 shares issued and 94,050,945 shares outstanding at December 31, 2006	959	950
Additional paid-in capital	1,215,321	1,195,947
Treasury stock, at cost, 975,549 shares at June 30, 2007 and December 31, 2006	(6,678)	(6,678)
Accumulated other comprehensive income	15,622	5,798
Retained earnings	635,743	527,656

Total stockholders’ equity	1,860,967	1,723,673

Total liabilities and stockholders’ equity	$4,793,111	$4,506,579

See accompanying notes to the condensed consolidated financial statements.

COMMUNITY HEALTH SYSTEMS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except share and per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
Net operating revenues	$1,249,128	$1,061,054	$2,453,125	$2,087,616
Operating costs and expenses:
Salaries and benefits	495,085	420,147	981,421	827,815
Provision for bad debts	148,661	115,704	284,360	223,295
Supplies	146,033	125,700	286,541	248,520
Other operating expenses	258,556	219,113	503,815	426,156
Rent	28,244	23,646	54,240	46,628
Depreciation and amortization	53,349	47,183	104,619	89,689
Minority interest in earnings	625	455	818	1,068

Total operating costs and expenses	1,130,553	951,948	2,215,814	1,863,171

Income from operations	118,575	109,106	237,311	224,445
Interest expense, net	31,155	23,870	61,559	45,657

Income from continuing operations before income taxes	87,420	85,236	175,752	178,788
Provision for income taxes	33,657	32,867	67,665	69,165

Income from continuing operations	53,763	52,369	108,087	109,623
Discontinued operations, net of taxes:
Loss from operations of hospital sold and held for sale	—	—	—	(657)

Loss on sale of hospital	—	—	—	(2,559)

Loss on discontinued operations	—	—	—	(3,216)

Net income	$53,763	$52,369	$108,087	$106,407

Income from continuing operations per common share:
Basic	$0.57	$0.55	$1.16	$1.14
Diluted	$0.57	$0.54	$1.14	$1.13
Net income per common share:
Basic	$0.57	$0.55	$1.16	$1.11
Diluted	$0.57	$0.54	$1.14	$1.09
Weighted-average number of shares outstanding:
Basic	93,518,991	95,769,030	93,373,357	96,158,575

Diluted	94,647,870	96,870,315	94,422,000	97,536,815

See accompanying notes to the condensed consolidated financial statements.

COMMUNITY HEALTH SYSTEMS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Six Months Ended
	June 30,
	2007	2006
Cash flows from operating activities
Net income	$108,087	$106,407
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	104,619	89,689
Minority interest in earnings	818	1,068
Stock-based compensation expense	14,295	8,946
Excess tax benefits relating to stock-based compensation	(2,295)	(4,588)
Other non-cash expenses, net	(1,542)	3,306
Changes in operating assets and liabilities, net of effects of acquisitions and divestitures:
Patient accounts receivable	(47,415)	(57,961)
Supplies, prepaid expenses and other current assets	(13,458)	(93)
Accounts payable, accrued liabilities and income taxes	46,353	69,988
Other	6,526	(9,716)

Net cash provided by operating activities	215,988	207,046

Cash flows from investing activities
Acquisitions of facilities and other related equipment	(187,955)	(178,015)
Purchases of property and equipment	(108,849)	(94,194)
Disposition of hospital and other ancillary operations	12,662	750
Proceeds from sale of equipment	234	74
Increase in other assets	(25,362)	(24,382)

Net cash used in investing activities	(309,270)	(295,767)

Cash flows from financing activities
Proceeds from exercise of stock options	6,693	8,699
Excess tax benefits relating to stock-based compensation	2,295	4,588
Stock buy-back	—	(137,666)
Deferred financing costs	(367)	(16)
Redemption of convertible notes	—	(128)
Proceeds from minority investors in joint ventures	1,105	3,060
Redemption of minority investments in joint ventures	(1,369)	(530)
Distributions to minority investors in joint ventures	(1,705)	(1,977)
Borrowings under credit agreement	132,000	176,000
Repayments of long-term indebtedness	(64,579)	(43,260)

Net cash provided by financing activities	74,073	8,770

Net change in cash and cash equivalents	(19,209)	(79,951)

Cash and cash equivalents at beginning of period	40,566	104,108

Cash and cash equivalents at end of period	$21,357	$24,157

See accompanying notes to the condensed consolidated financial statements.

COMMUNITY HEALTH SYSTEMS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
1. BASIS OF PRESENTATION
The unaudited condensed consolidated financial statements of Community Health Systems, Inc. and its Subsidiaries (the “Company”) as of June 30, 2007 and for the three and six month periods ended June 30, 2007 and June 30, 2006, have been prepared in accordance with accounting principles generally accepted in the United States of America. In the opinion of management, such information contains all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results for such periods. All intercompany transactions and balances have been eliminated. The results of operations for the three and six months ended June 30, 2007, are not necessarily indicative of the results to be expected for the full fiscal year ending December 31, 2007. Certain information and disclosures normally included in the notes to the consolidated financial statements have been condensed or omitted as permitted by the rules and regulations of the Securities and Exchange Commission (“SEC”), although the Company believes the included disclosures are adequate to make the information presented not misleading. The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto for the year ended December 31, 2006, contained in the Company’s Annual Report on Form 10-K.
Effective September 30, 2006, the Company began estimating the allowance for doubtful accounts by reserving a percentage of all self-pay accounts receivable without regard to aging category, based on collection history, adjusted for expected recoveries and, if present, anticipated changes in trends. Since the Company has historically collected substantially all third-party insured accounts receivable, which includes receivables from governmental agencies, within one year of date of discharge, the Company began reserving 100% of only those third-party insured accounts aging over 365 days from the date of discharge. The percentage used to reserve for all self-pay accounts is based now on the Company’s specific collection history for self-pay accounts. Previously, the Company estimated the allowance for doubtful accounts by reserving all accounts aging over 150 days from the date of discharge, without regard to payor class.
2. ACCOUNTING FOR STOCK-BASED COMPENSATION
Stock-based compensation awards are granted under the Community Health Systems, Inc. Amended and Restated 2000 Stock Option and Award Plan (the “2000 Plan”). The 2000 Plan allows for the grant of incentive stock options intended to qualify under Section 422 of the Internal Revenue Code as well as stock options which do not so qualify, stock appreciation rights, restricted stock, performance units and performance shares, phantom stock awards and share awards. Persons eligible to receive grants under the 2000 Plan include the Company’s directors, officers, employees and consultants. To date, the options granted under the 2000 Plan are “nonqualified” stock options for tax purposes. Vesting of these granted options occurs in one third increments on each of the first three anniversaries of the award date. Options granted prior to 2005 have a 10 year contractual term and options granted in 2005 and 2006 have an 8 year contractual term. The exercise price of options granted to employees under the 2000 Plan were equal to the fair value of the Company’s common stock on the option grant date. As of June 30, 2007, 9,863,232 shares of unissued common stock remain reserved for future grants under the 2000 Plan. The Company also has options outstanding under its Employee Stock Option Plan (the “1996 Plan”). These options are fully vested and exercisable and no additional grants of options will be made under the 1996 Plan.
The following table reflects the impact of total compensation expense related to stock-based equity plans under the Statement of Financial Accounting Standards (“SFAS”) No. 123(R), on the reported operating results for the respective periods (in thousands, except per share data):

	Three months ended		Six months ended
	June 30,		June 30,
	2007	2006	2007	2006
Effect on income from continuing operations before income taxes	$(7,965)	$(5,279)	$(14,295)	$(8,946)

Effect on net income	$(4,839)	$(3,367)	$(8,684)	$(5,750)

Effect on net income per share-diluted	$(0.05)	$(0.04)	$(0.09)	$(0.06)

SFAS No. 123(R) also requires the benefits of tax deductions in excess of the recognized tax benefit on compensation expense to be reported as a financing cash flow, rather than as an operating cash flow, as required under APB 25 and related interpretations. This requirement reduced our net operating cash flows and increased our financing cash flows by $1.5 million and $0.2 million for the three months ended June 30, 2007 and 2006, respectively, and $2.3 million and $4.6 million for the six months ended June 30, 2007 and 2006, respectively.

COMMUNITY HEALTH SYSTEMS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
2. ACCOUNTING FOR STOCK-BASED COMPENSATION (Continued)
At June 30, 2007, $55.2 million of unrecognized stock-based compensation expense from all outstanding unvested stock options and restricted stock is expected to be recognized over a weighted-average period of 20.4 months.
The fair value of stock-based awards was estimated using the Black Scholes option pricing model with the assumptions and weighted-average fair values during the three and six months ended June 30, 2007 and June 30, 2006, as follows:

	Three months ended		Six months ended
	June 30,		June 30,
	2007	2006	2007	2006
Expected volatility	24.6%	23.2%	25.5%	24.1%
Expected dividends	0	0	0	0
Expected term	4 years	4 years	4 years	4 years
Risk-free interest rate	4.77%	4.98%	4.50%	4.67%
In determining expected return, the Company examined concentrations of option holdings, historical patterns of option exercises and forfeitures, as well as forward looking factors, to determine if there were discernable employee populations. From this analysis, the Company identified two employee populations, one consisting primarily of certain senior executives and the other consisting of all other recipients.
The expected volatility rate was estimated based on historical volatility. In determining expected volatility, the Company also reviewed the market based implied volatility of actively traded options of its common stock and determined that historical volatility did not differ significantly from the implied volatility.
The expected life computation is based on historical exercise and cancellation patterns and forward looking factors, where present, for each population identified. The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of the grant. The pre-vesting forfeiture rate is based on historical rates and forward looking factors for each population identified. As required under SFAS No. 123(R), the Company will adjust the estimated forfeiture rate to its actual experience.
Options outstanding and exercisable under the 1996 Plan and the 2000 Plan as of June 30, 2007, and changes during the three and six months then ended were as follows (in thousands, except share and per share data):

			Weighted
			average
		Weighted	remaining	Aggregate
		average	contractual	intrinsic
		exercise	term	value as of
	Shares	price	(in years)	June 30, 2007
Outstanding at December 31, 2006	5,482,528	$26.48
Granted	852,500	37.21
Exercised	(121,861)	26.13
Forfeited and cancelled	(24,002)	35.77

Outstanding at March 31, 2007	6,189,165	27.93
Granted	54,000	37.20
Exercised	(123,321)	26.82
Forfeited and cancelled	(70,841)	36.16

Outstanding at June 30, 2007	6,049,003	$27.94	6.45 years	$75,680

Exercisable at June 30, 2007	4,017,912	$23.53	5.98 years	$67,984

The weighted-average grant date fair value of stock options granted during the six months ended June 30, 2007 and June 30, 2006, was $10.36 and $10.39, respectively. The aggregate intrinsic value in the table above represents the total pretax intrinsic value (the difference between the Company’s closing stock price on the last trading day of the reporting period ($40.45) and the exercise price, multiplied by the number of

COMMUNITY HEALTH SYSTEMS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
2. ACCOUNTING FOR STOCK-BASED COMPENSATION (Continued)
the in-the-money options) that would have been received by the option holders had all option holders exercised their options on June 30, 2007. This amount changes based on the market value of the Company’s common stock. The aggregate intrinsic value of options exercised during the three months ended June 30, 2007 and 2006 was $1.5 million and $0.6 million, respectively, and the aggregate intrinsic value of options exercised during the six months ended June 30, 2007 and 2006 was $2.9 million and $11.7 million, respectively.
The Company has also awarded restricted stock under the 2000 Plan to various employees and its directors. The restrictions on these shares generally lapse in one-third increments on each of the first three anniversaries of the award date. Certain of the restricted stock awards granted to the Company’s senior executives also contain a performance objective that must be met in addition to the vesting requirements. If the performance objective is not attained the awards will be forfeited in their entirety. Once the performance objective has been attained, restrictions will lapse in one-third increments on each of the first three anniversaries of the award date. Notwithstanding the above mentioned performance objectives and vesting requirements, the restrictions will lapse earlier in the event of death, disability, termination of employment by employer for reason other than for cause of the holder of the restricted stock or in the event of change in control of the Company. Restricted stock awards subject to performance standards are not considered outstanding for purposes of determining earnings per share until the performance objectives have been satisfied.
Restricted stock outstanding under the 2000 Plan as of June 30, 2007, and changes during the three and six months then ended are as follows:

		Weighted
		average
		fair
	Shares	value
Unvested at December 31, 2006	969,691	$36.05
Granted	681,000	37.19
Vested	(376,679)	35.42
Forfeited	—	—

Unvested at March 31, 2007	1,274,012	36.84
Granted	8,500	37.20
Vested	—	—
Forfeited	(16,002)	36.66

Unvested at June 30, 2007	1,266,510	36.84

As of June 30, 2007, there was $38.9 million of unrecognized stock-based compensation expense related to unvested restricted stock expected to be recognized over a weighted-average period of 21.4 months. Under the Director’s Fee Deferral Plan, the Company’s outside directors may elect to receive share equivalent units in lieu of cash for their director’s fee. These units are held in the plan until the director electing to receive the share equivalent units retires or otherwise terminates his/her directorship with the Company. Share equivalent units are converted to shares of common stock of the Company at the time of distribution. The following table represents the amount of directors’ fees which were deferred and the equivalent units into which they converted for each of the respective periods:

	Three months ended		Six months ended
	June 30,		June 30,
	2007	2006	2007	2006
Directors’ fees earned and deferred into plan	$29,375	$41,875	$65,250	$93,750

Equivalent units	726.205	1,139.456	1,743.936	2,574.449

At June 30, 2007, there are a total of 11,529.937 units deferred in the plan with an aggregate fair value of $466,386 based on the closing market price of the Company’s common stock on the last trading day of the reporting period of $40.45.

COMMUNITY HEALTH SYSTEMS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
3. COST OF REVENUE
The majority of the Company’s operating costs and expenses are “cost of revenue” items. Operating costs that could be classified as general and administrative by the Company would include the Company’s corporate office costs, which were $23.9 million and $23.3 million for the three months ended June 30, 2007 and 2006, respectively, and $47.0 million and $44.3 million for the six months ended June 30, 2007 and 2006, respectively. These corporate office costs include stock-based compensation expense recognized under SFAS No. 123(R).
4. USE OF ESTIMATES
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management of the Company to make estimates and assumptions that affect the amounts reported in the consolidated financial statements. Actual results could differ from the estimates.
5. ACQUISITIONS AND DIVESTITURES
On July 25, 2007, the Company completed its acquisition of Triad Hospitals, Inc. (“Triad”) pursuant to which the Company acquired Triad for $54 per share in cash, or approximately $6.968 billion in the aggregate, including the assumption of approximately $1.702 billion of existing indebtedness of Triad. The combined company owns or operates approximately 130 hospitals in 28 states, with a total bed count of approximately 19,200. The merger was approved by Triad’s stockholders at a meeting held on June 13, 2007. In connection with the consummation of the merger, the Company obtained $7.215 billion of senior secured financing under a new credit facility (the “New Credit Facility”) and its wholly-owned subsidiary, CHS/Community Health Systems, Inc. (the “Issuer”), issued $3.021 billion aggregate principal amount ($3.000 billion, net of discount) of 8.875% senior notes due 2015 (the “Notes”) at the closing of the merger. The Notes are senior obligations of the Issuer and are guaranteed on a senior basis by the Company and by certain of the Company’s domestic subsidiaries (including certain of the acquired Triad subsidiaries). The Company used the net proceeds from the Notes offering and the net proceeds of the $6.065 billion of term loans under the New Credit Facility to pay the consideration under the merger agreement, to refinance certain of its indebtedness and indebtedness of Triad, to complete certain related transactions, to pay certain costs and expenses of the transactions and for general corporate uses. A $750 million revolving credit facility and a $400 million delayed draw term loan facility is available to the Company for working capital and general corporate purposes under the New Credit Facility. This revolving credit facility also will include a subfacility for letters of credit and a swingline subfacility. Also, in connection with the consummation of the merger, the Company completed an early repayment of its outstanding $300 million aggregate principal amount of 6-1/2% Senior Subordinated Notes due 2012 through a cash tender offer and consent solicitation.
Prior to entering the merger agreement, Triad terminated an Agreement and Plan of Merger that it entered into on February 4, 2007 (the “Prior Merger Agreement”) with Panthera Partners, LLC, Panthera Holdco Corp. and Panthera Acquisition Corporation (collectively, “Panthera”). Concurrent with the termination of the Prior Merger Agreement and pursuant to the terms thereof, Triad paid a termination fee of $20 million to Panthera and advanced $20 million to Panthera to cover its out-of-pocket expenses. The Company has reimbursed Triad for the termination fee and the advance for expense reimbursement paid to Panthera. These amounts have been included in other assets on the accompanying June 30, 2007 balance sheet and will subsequently be included in the total allocated purchase price relative to the Triad acquisition.
Effective April 1, 2007, the Company completed its acquisition of Lincoln General Hospital (157 licensed beds), located in Ruston, Louisiana. The total consideration for this hospital was approximately $47.8 million, of which $43.6 million was paid in cash and $4.2 million was assumed in liabilities. On May 1, 2007, the Company completed its acquisition of Porter Health, a 301 bed acute care hospital located in Valparaiso, Indiana, with a satellite campus in Portage, Indiana, and outpatient medical campuses in Chesterton, Demotte, and Hebron, Indiana. As part of this acquisition, the Company has agreed to construct a 225-bed replacement facility for the Valparaiso hospital no later than April 2011. The total consideration for Porter Health was approximately $110.1 million, of which $83.2 million was paid in cash and $26.9 million was assumed in liabilities. During the quarter ended June 30, 2007, the Company made its initial purchase price allocation relating to these acquisitions resulting in approximately $6.6 million of goodwill being recorded. This allocation is preliminary pending, among other things, finalization of appraisals of tangible and intangible assets.

COMMUNITY HEALTH SYSTEMS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
5. ACQUISITIONS AND DIVESTITURES (Continued)
During 2006, the Company acquired through seven separate purchase transactions and three capital lease transactions, substantially all of the assets and working capital of eight hospitals and three home health agencies. On March 1, 2006, the Company acquired, through a combination of purchasing certain assets and entering into a capital lease for other related assets, Forrest City Hospital, a 118 bed hospital located in Forrest City, Arkansas. On April 1, 2006, the Company completed the acquisition of two hospitals from Baptist Health System, Birmingham, Alabama: Baptist Medical Center — DeKalb (134 beds) and Baptist Medical Center — Cherokee (60 beds). On May 1, 2006, the Company acquired Via Christi Oklahoma Regional Medical Center, a 140 bed hospital located in Ponca City, Oklahoma. On June 1, 2006, the Company acquired Mineral Area Regional Medical Center, a 135 bed hospital located in Farmington, Missouri. On June 30, 2006, the Company acquired Cottage Home Options, a home health agency and related business, located in Galesburg, Illinois. On July 1, 2006, the Company acquired the healthcare assets of Vista Health, which included Victory Memorial Hospital (336 beds) and St. Therese Medical Center (71 non-acute care beds), both located in Waukegan, Illinois. On September 1, 2006, the Company acquired Humble Texas Home Care, a home health agency located in Humble, Texas. On October 1, 2006, the Company acquired Helpsource Home Health, a home health agency located in Wichita Falls, Texas. On November 1, 2006, the Company acquired through two separate capital lease transactions, Campbell Memorial Hospital, a 99 bed hospital located in Weatherford, Texas and Union County Hospital, a 25 bed hospital located in Anna, Illinois. The aggregate consideration for these eight hospitals and three home health agencies totaled approximately $385.7 million, of which $353.8 million was paid in cash and $31.9 million was assumed in liabilities. Goodwill recognized in these transactions totaled $65.6 million, which is expected to be fully deductible for tax purposes.
Effective March 18, 2006, the Company sold Highland Medical Center, a 123 bed facility located in Lubbock, Texas, to Shiloh Health Services, Inc. of Louisville, Kentucky. The proceeds from this sale were $0.5 million. This hospital had previously been classified as held for sale. In connection with the above sale transaction and in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” the Company has classified the results of operations of Highland Medical Center as discontinued operations in the accompanying condensed consolidated statements of income.
Net operating revenues and loss from discontinued operations, related to the above mentioned sale, for the six months ended June 30, 2006 (as applicable) are as follows (in thousands):

Six months ended
June 30, 2006
Net operating revenues	$4,294

Loss from operations before income taxes	$(1,008)
Loss on sale of hospital	(3,938)

Loss from discontinued operations, before taxes	(4,946)

Income tax benefit	1,730

Loss from discontinued operations, net of tax	$(3,216)

Since the sale of Highland Medical Center occurred in the first quarter of 2006, there are no net operating revenues and no loss from discontinued operations for the three months ended June 30, 2006. The computation of the loss from discontinued operations, before taxes, for the six months ended June 30, 2006 includes the net write-off of $4.4 million of tangible assets at the one hospital sold during the six months ended June 30, 2006.
There are no material assets or liabilities related to the hospitals classified as discontinued operations in the accompanying condensed consolidated balance sheets as of June 30, 2007 and December 31, 2006.
6. INCOME TAXES
The Company adopted the provisions of the Financial Accounting Standards Board (“FASB”) Interpretation No. 48, “Accounting for Uncertainty in Income Taxes”, on January 1, 2007. The total amount of unrecognized benefit that would affect the effective tax rate, if recognized, is $9.0 million. It is the Company’s policy to recognize interest accrued related to unrecognized benefits in its statement of operations as income tax expense. Approximately $1.2 million of interest is included in the amount of unrecognized benefit at June 30, 2007. During the year ending December 31, 2007, it is possible the Company could release up to $5.2 million plus accrued interest of $0.8 million of its FASB Interpretation No. 48 liability, as a result of the potential expiration of the statute of limitations pertaining to tax positions taken in prior years relative to legal settlements.
The Company or one of its subsidiaries files income tax returns in the U.S. federal jurisdiction and various state jurisdictions. With few exceptions, the Company is no longer subject to U.S. federal or state income tax examinations for years prior to 2003. During 2006, the Company agreed to a settlement at the Internal Revenue Service Appeals Office with respect to the 2003 consolidated income tax year. The Company has since received a closing letter with respect to the examination for the tax year 2003. The settlement was not material to the Company’s consolidated statement of income or financial position.
Cash paid for income taxes, net of refunds received, was $16.2 million and $15.5 million during the three months ended June 30, 2007 and 2006, respectively, and $29.4 million and $36.6 million during the six months ended June 30, 2007 and 2006, respectively.

COMMUNITY HEALTH SYSTEMS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
7. GOODWILL AND OTHER INTANGIBLE ASSETS
The changes in the carrying amount of goodwill for the six months ended June 30, 2007, are as follows (in thousands):

Balance as of December 31, 2006	$1,336,525

Goodwill acquired as part of acquisitions during 2007	6,577
Consideration adjustments and finalization of purchase price allocations for acquisitions completed prior to 2007	3,476
Goodwill written-off as part of disposal transaction	(1,622)

Balance as of June 30, 2007	$1,344,956

In May 2007, the Company sold certain operations ancillary to one of its hospitals. This transaction and related operations were not material.
The Company completed its most recent annual goodwill impairment test as required by SFAS No. 142, “Goodwill and Other Intangible Assets,” during 2006, using a measurement date of September 30, 2006. Based on the results of the impairment test, the Company was not required to recognize an impairment of goodwill in 2006.
As previously disclosed and further discussed in the footnote on Subsequent Events, on July 25, 2007, the Company completed its acquisition of Triad. In connection with this transaction, the Company has engaged a third-party valuation firm to assist it in determining the fair market value of the tangible and intangible assets acquired from Triad. The Company will make a preliminary allocation of purchase price in the third quarter of 2007 and anticipates that this transaction will create a significant amount of goodwill.
The gross carrying amount of the Company’s other intangible assets was $15.6 million at June 30, 2007 and $13.7 million at December 31, 2006, and the net carrying amount was $9.7 million at June 30, 2007 and $7.4 million at December 31, 2006. Other intangible assets are included in other assets, net on the Company’s condensed consolidated balance sheets.
The weighted-average amortization period for the intangible assets subject to amortization is approximately seven years. There are no expected residual values related to these intangible assets. Amortization expense on these intangible assets during the three months ended June 30, 2007 and 2006 was $0.5 million and $0.4 million, respectively. Amortization expense on these intangible assets during the six months ended June 30, 2007 and 2006 was $1.0 million and $0.9 million, respectively. Amortization expense on intangible assets is estimated to be $1.9 million for the remainder of 2007, $2.1 million in 2008, $1.8 million in 2009, $1.2 million in 2010, $0.6 million in 2011, and $0.5 million in 2012.

COMMUNITY HEALTH SYSTEMS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
8. EARNINGS PER SHARE
The following table sets forth the components of the numerator and denominator for the computation of basic and diluted income from continuing operations per share (in thousands, except share data):

	Three months ended		Six months ended
	June 30,		June 30,
	2007	2006	2007	2006
Numerator:
Numerator for basic earnings per share -
Income from continuing operations available to common stockholders — basic	$53,763	$52,369	$108,087	$109,623

Numerator for diluted earnings per share - Income from continuing operations	$53,763	$52,369	$108,087	$109,623
Interest, net of tax, on 4.25% convertible notes	—	—	—	135

Income from continuing operations available to common stockholders — diluted	$53,763	$52,369	$108,087	$109,758

Denominator:
Weighted-average number of shares outstanding — basic	93,518,991	95,769,030	93,373,357	96,158,575
Effect of dilutive securities:
Non-employee director options	—	11,850	5,913	11,882
Restricted stock awards	181,183	108,432	111,539	76,849
Employee options	947,696	981,003	931,191	996,865
4.25% convertible notes	—	—	—	292,644

Weighted-average number of shares outstanding — diluted	94,647,870	96,870,315	94,422,000	97,536,815

Dilutive securities outstanding not included in the computation of earnings per share because their effect is antidilutive:
Employee options	1,032,071	1,028,400	1,479,319	1,045,400
9. STOCKHOLDERS’ EQUITY
On January 17, 2006, the Company completed the redemption of all its remaining outstanding 4.25% Convertible Subordinated Notes due 2008 (the “4.25% Notes”). Prior to the call for redemption made on December 16, 2005, there was $136.6 million in aggregate principal amount of the 4.25% Notes outstanding. At the conclusion of the call for redemption, $0.1 million in principal amount of the 4.25% Notes were redeemed for cash and $136.5 million of the 4.25% Notes were converted by the holders into 4,074,510 shares of the Company’s common stock, $0.01 par value per share.
On January 14, 2006, the Company commenced an open market repurchase program for up to 5,000,000 shares of the Company’s common stock, not to exceed $200 million in repurchases. Under this program, the Company repurchased the entire 5,000,000 shares at a weighted average price of $35.23. This program concluded on November 8, 2006 when the maximum number of shares had been repurchased. On December 13, 2006, the Company commenced another open market repurchase program for up to 5,000,000 shares of the Company’s common stock not to exceed $200 million in repurchases. This program will conclude at the earlier of three years or when the maximum number of shares have been repurchased. As of June 30, 2007, the Company has not repurchased any shares under this program.

COMMUNITY HEALTH SYSTEMS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
10. COMPREHENSIVE INCOME
The following table presents the components of comprehensive income, net of related taxes. The net change in fair value of interest rate swap agreements is a function of the spread between the fixed interest rate of each swap and the underlying variable interest rate under the Company’s credit facility and the change in fair value of available for sale securities is the unrealized gains (losses) on the related investments (in thousands):

	Three months ended		Six months ended
	June 30,		June 30,
	2007	2006	2007	2006
Net income	$53,763	$52,369	$108,087	$106,407
Net change in fair value of interest rate swaps	13,670	2,370	9,800	7,504
Net change in fair value of available for sale securities	237	(138)	24	28

Comprehensive income	$67,670	$54,601	$117,911	$113,939

The net change in fair value of the interest rate swap agreements and the net change in fair value of available for sale securities are included in stockholders’ equity on the accompanying condensed consolidated balance sheets.
11. LONG-TERM DEBT
On August 19, 2004, the Company entered into a $1.625 billion senior secured credit facility with a consortium of lenders which was subsequently amended on December 16, 2004, July 8, 2005 and December 13, 2006. The purpose of the facility was to refinance the Company’s previous credit agreement, repay specified other indebtedness, and fund general corporate purposes including amending the credit facility to permit declaration and payment of cash dividends, to repurchase shares or make other distributions, subject to certain restrictions. This facility replaced the Company’s previous credit facility and consists of a $1.2 billion term loan that matures in 2011 and a $425 million revolving credit facility that matures in 2009. The First Incremental Facility Amendment, dated as of December 13, 2006, increased our term loans by $400 million (the “Incremental Term Loan Facility”) and also gave the Company the ability to add up to $400 million of additional term loans. The full amount of the Incremental Term Loan Facility was funded on December 13, 2006, and the proceeds were used to repay the full outstanding amount (approximately $326 million) of the revolving credit facility under the credit agreement and the balance was available to be used for general corporate purposes. The Company may elect from time to time an interest rate per annum for the borrowings under the term loan, including the incremental term loan, and revolving credit facility equal to (a) an alternate base rate, which will be equal to the greatest of (i) the Prime Rate (as defined) in effect and (ii) the Federal Funds Effective Rate (as defined), plus 50 basis points, plus (1) 75 basis points for the term loan and (2) the Applicable Margin (as defined) for revolving credit loans or (b) the Eurodollar Rate (as defined) plus (1) 175 basis points for the term loan and (2) the Applicable Margin for Eurodollar revolving credit loans. The Company also pays a commitment fee for the daily average unused commitments under the revolving credit facility. The commitment fee is based on a pricing grid depending on the Applicable Margin for Eurodollar revolving credit loans and ranges from 0.250% to 0.500%. The commitment fee is payable quarterly in arrears and on the revolving credit termination date with respect to the available revolving credit commitments. In addition, the Company will pay fees for each letter of credit issued under the credit facility. In connection with this refinancing, the Company recorded a pre-tax write-off of approximately $0.8 million in deferred loan costs relative to the early extinguishment of a portion of the previous credit facility.
As of June 30, 2007, the Company’s availability for additional borrowings under its revolving credit facility was $425 million, of which $22.4 million was set aside for outstanding letters of credit. The Company also had the ability to add up to $200 million of borrowing capacity from receivable transactions (including securitizations) under its senior secured credit facility which had not yet been accessed. As stated above, the Company also had the ability to amend the senior secured credit facility to provide for one or more tranches of term loans in an aggregate principal amount of $400 million, which the Company had not yet accessed. As of June 30, 2007, the Company’s weighted-average interest rate under its credit facility was 7.5%.

COMMUNITY HEALTH SYSTEMS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
11. LONG TERM DEBT (Continued)
Cash paid for interest, net of interest income, was $34.6 million and $28.1 million during the three months ended June 30, 2007 and 2006, respectively, and $60.3 million and $47.4 million during the six months ended June 30, 2007 and 2006, respectively.
As previously disclosed and further discussed in the footnote on Subsequent Events, in connection with the consummation of the acquisition of Triad on July 25, 2007, the Company used a portion of the net proceeds from its New Credit Facility and Notes offering to repay its outstanding debt under the above mentioned credit facility. Upon repayment, the above mentioned credit facility was terminated.
The Company has entered into this New Credit Facility with a syndicate of financial institutions led by Credit Suisse, as administrative agent and collateral agent. The New Credit Facility consists of a $6.065 billion funded term loan facility with a maturity of seven years, a $400 million delayed draw term loan facility with a maturity of seven years and a $750 million revolving credit facility with a maturity of six years. The revolving credit facility also will include a subfacility for letters of credit and a swingline subfacility. The New Credit Facility requires the Company to make quarterly amortization payments of each term loan facility in quarterly amounts equal to 0.25% of the outstanding amount of the term loans, if any, with the outstanding principal balance payable on the anniversary of the New Credit Facility in 2014.
The term loan facility must be prepaid in an amount equal to (1) 100% of the net cash proceeds of certain asset sales and dispositions by the Company and its subsidiaries, subject to certain exceptions and reinvestment rights, (2) 100% of the net cash proceeds of issuances of certain debt obligations by the Company and its subsidiaries, subject to certain exceptions, and (3) 50%, subject to reduction to a lower percentage based on the Company’s leverage ratio, of excess cash flow for any year, commencing in 2008, subject to certain exceptions.
Voluntary prepayments and commitment reductions are permitted in whole or in part, without any premium or penalty, subject to minimum prepayment or reduction requirements.
All of the Company’s obligations under the New Credit Facility are unconditionally guaranteed by the Company and certain existing and subsequently acquired or organized domestic subsidiaries. All obligations under the New Credit Facility and the related guarantees will be secured by a perfected first priority lien or security interest in substantially all of the Company’s assets and each subsidiary guarantor’s assets, including equity interests held by the Company or any subsidiary guarantor, excluding, among others, the equity interests of non-significant subsidiaries, syndication subsidiaries, securitization subsidiaries and joint venture subsidiaries. The loans under the New Credit Facility will bear interest on the outstanding unpaid principal amount at a rate equal to an applicable percentage plus, at the Company’s option, either (a) an alternative base rate determined by reference to the greater of (1) the prime rate announced by Credit Suisse and (2) the federal funds rate plus one-half of 1.0%, or (b) a reserve adjusted Eurodollar rate. The applicable percentage for term loans is 1.25% for alternative base rate loans and 2.25% for Eurodollar rate loans, and the applicable percentage for revolving loans will be up to 1.25% for alternative base rate revolving loans and up to 2.25% for Eurodollar revolving loans, in each case based on the Company’s leverage ratio. Loans under the swingline subfacility bear interest at the rate applicable to alternative base rate loans under the revolving credit facility.
The Company has agreed to pay letter of credit fees equal to the applicable percentage then in effect with respect to Eurodollar rate loans under the revolving credit facility times the maximum aggregate amount available to be drawn under all letters of credit issued under the subfacility for letters of credit. The issuer of any letter of credit issued under the subfacility for letters of credit will also receive a customary fronting fee and other customary processing charges. The Company is also obligated to pay commitment fees, depending on our total leverage ratio, of up to 0.50% per annum, on the unused portion of the revolving credit facility. For purposes of this calculation, swingline loans are not treated as usage of the revolving credit facility. The Company will also pay arrangement fees on the closing of the New Credit Facility and an annual administrative agent fee.

COMMUNITY HEALTH SYSTEMS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
11. LONG TERM DEBT (Continued)
The New Credit Facility contains customary representations and warranties, subject to limitations and exceptions, and customary covenants restricting the Company and its subsidiaries’ ability to, among other things and subject to various exceptions, (1) declare dividends, make distributions or redeem or repurchase capital stock, (2) prepay, redeem or repurchase other debt, (3) incur liens or grant negative pledges, (4) make loans and investments and enter into acquisitions and joint ventures, (5) incur additional indebtedness, (6) make capital expenditures, (7) engage in mergers, acquisitions and asset sales, (8) conduct transactions with affiliates, (9) alter the nature of the Company’s businesses, or (10) change the Company’s fiscal year. The Company and its subsidiaries are also required to comply with specified financial covenants (consisting of a leverage ratio and an interest coverage ratio) and various affirmative covenants.
Events of default under the New Credit Facility include, but are not limited to, (1) the Company’s failure to pay principal, interest, fees or other amounts under the credit agreement when due (taking into account any applicable grace period), (2) any representation or warranty proving to have been materially incorrect when made, (3) covenant defaults subject, with respect to certain covenants, to a grace period, (4) bankruptcy events, (5) a cross default to certain other debt, (6) certain undischarged judgments (not paid within an applicable grace period), (7) a change of control, (8) certain ERISA-related defaults, and (9) the invalidity or impairment of specified security interests.
The Notes issued in connection with the Triad acquisition were issued in the principal amount of $3.021 billion. These Notes will mature on July 15, 2015. Interest on the Notes will accrue at the rate of 8.875% per annum and will be payable semiannually in arrears on January 15 and July 15, commencing January 15, 2008. Interest on the Notes will accrue from the date of original issuance. Interest will be calculated on the basis of 360-day year comprised of twelve 30-day months.
Except as set forth below, the Issuer is not entitled to redeem the Notes at its option prior to July 15, 2011.
On and after July 15, 2011, the Issuer is entitled at its option to redeem all or a portion of the 2015 Notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as a percentage of principal amount on the redemption date), plus accrued interest to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12 month period commencing on July 15 of the years set forth below:

Redemption
Period	Price
2011	104.438%
2012	102.219%
2013 and thereafter	100.000%
In addition, any time prior to July 15, 2010, the Issuer is entitled at its option on one or more occasions to redeem the Notes (which include additional Notes, if any) in an aggregate principal amount not to exceed 35% of the aggregate principal amount of the Notes (which includes additional Notes, if any) originally issued at a redemption price (expressed as a percentage of principal amount) of 108.875%, plus accrued and unpaid interest to the redemption date, with the Net Cash Proceeds (as defined) from one or more Public Equity Offerings (provided that if the Public Equity Offering (as defined) is an offering by Parent, a portion of the Net Cash Proceeds (as defined) thereof equal to the amount required to redeem any such Notes is contributed to the equity capital of the Issuer); provided, however, that
(1)	at least 65% of such aggregate principal amount of Notes originally issued remains outstanding immediately after the occurrence of each such redemption (other than the Notes held, directly or indirectly, by the Company or its Subsidiaries); and

(2)	each such redemption occurs within 90 days after the date of the related Public Equity Offering.
The Issuer is entitled at its option to redeem the Notes, in whole or in part, at any time prior to July 15, 2011, upon not less than 30 or more than 60 days notice, at a redemption price equal to 100% of the principal amount of Notes redeemed plus the Application Premium (as defined) and accrued and unpaid interest, if any, as of the applicable redemption date.
The Notes are unsecured obligations of the Company. Secured debt and other secured obligation of the Company (including obligations with respect to the New Credit Facility) will be effectively senior to the Notes to the extent of the value of the assets securing such debt or other obligations.
The Issuer has agreed, pursuant to the Registration Rights Agreement, that it will be subject to certain exceptions, file a registration statement (the “Exchange Offer Registration Statement”) with the SEC within 90 days of the date the Notes were issued (the “Issue Date”) to make an offer to exchange the Notes for new notes (the “Exchange Notes”) having terms substantially identical in all material respects to the Notes. If the Exchange Offer Registration Statement is not filed with the SEC within that 90 day period ,the Exchange Offer Registration Statement is not declared effective by the SEC on or prior to the 210th day after the Issue Date, the exchange offer is not consummated on or before the 40th day after the Exchange Offer Registration Statement is declared effective or certain other circumstances (each, a “Registration Default”), additional interest will be paid on the Notes at a rate of 0.25% per annum for the first 90 day period following the Registration Default, and such rate will increase by an additional 0.25% per annum with respect to each subsequent 90 day period until all Registration Defaults have been cured, up to a maximum additional interest rate of 1.0% per annum.

COMMUNITY HEALTH SYSTEMS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
12. RECENT ACCOUNTING PRONOUNCEMENTS
In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements”, which defines fair value, provides framework for measuring fair value, and expands the disclosures required for fair value measurements. SFAS No. 157 applies to other accounting pronouncements that require fair value measurements; it does not require any new fair value measurements. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007 and is required to be adopted by the Company beginning in the first quarter of 2008. Although the Company will continue to evaluate the application of SFAS No. 157, management does not currently believe adoption will have a material impact on the Company’s results of operations or financial position.
13. CONTINGENCIES
The Company is a party to various legal proceedings incidental to its business. In the opinion of management, any ultimate liability with respect to these actions will not have a material adverse effect on the Company’s consolidated financial position, cash flows or results of operations. In addition, in connection with the closing of the Triad acquisition on July 25, 2007, the Company has assumed both recorded and unrecorded contingencies of Triad. The Company’s management is not aware of any unrecorded contingencies, assumed in connection with the Triad acquisition, whose ultimate outcome will have an adverse effect on the Company’s consolidated financial position, cash flows or results of operations.
14. SUBSEQUENT EVENTS
On July 25, 2007, the Company completed its acquisition of Triad (former NYSE: TRI). Pursuant to the merger agreement under which the acquisition was completed, shareholders of Triad received $54 in cash per share of common stock, or approximately $6.968 billion in the aggregate, including the assumption of approximately $1.702 billion of existing indebtedness of Triad. Triad stock ceased to trade on the New York Stock Exchange effective at the close of business on July 25, 2007.
In connection with the consummation of the Triad merger, the Company obtained $7.215 billion of senior secured financing under the New Credit Facility and the Issuer, issued $3.021 billion aggregate principal amount ($3.000 billion, net of discount) of its 8.875% senior notes due 2015 at the closing of the merger. The Notes are senior obligations of the Issuer and are guaranteed on a senior basis by the Company and by certain of the Company’s domestic subsidiaries. The Company used the net proceeds from the Notes offering and the net proceeds of the $6.065 billion of term loans under the New Credit Facility to pay the consideration under the merger agreement, to repay certain of its indebtedness, including the repayment of term loans under its existing credit agreement and indebtedness of Triad, to complete certain related transactions, to pay certain costs and expenses of the transactions and for general corporate uses. A $750 million revolving credit facility and a $400 million delayed draw term loan facility is available to the Company for working capital and general corporate purposes under the new credit facility. The revolving credit facility also will include a subfacility for letters of credit and a swingline subfacility. Also, in connection with the consummation of the merger, the Company completed an early repayment of its outstanding $300 million aggregate principal amount of 6-1/2% Senior Subordinated Notes due 2012 through a cash tender offer and consent solicitation.

COMMUNITY HEALTH SYSTEMS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
15. SUPPLEMENTAL CONDENSED CONSOLIDATING FINANCIAL INFORMATION
The 8.875% Senior Notes maturing July 15, 2015, issued in connection with the Company’s July 25, 2007 acquisition of Triad Hospitals Inc., are fully and unconditionally guaranteed by the Company and certain of its current and future, direct and indirect, 100% owned domestic subsidiaries. Such guarantees are joint and several. The following condensed consolidating financial statements present the parent guarantor, the issuer, the subsidiary guarantors, the subsidiary non-guarantors and eliminations. This condensed consolidating financial information has been prepared and presented in accordance with SEC Regulation S-X Rule 3-10 “Financial Statements of Guarantors and Affiliates whose Securities Collateralize an issue Registered or Being Registered”.

COMMUNITY HEALTH SYSTEMS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
15. Supplemental Condensed Consolidating Financial Information (Continued)
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	Parent		Other	Non-
	Guarantor	Issuer	Guarantors	Guarantors	Eliminations	Consolidated
December 31, 2006:
ASSETS
Current assets:
Cash and cash equivalents	$—	$—	$28,713	$11,853	$—	$40,566
Patient accounts receivable, net of allowance for doubtful accounts	—	—	634,227	139,757	—	773,984
Supplies	—	—	94,070	19,250	—	113,320
Deferred income taxes	13,249	—	—	—	—	13,249
Prepaid expenses and taxes	—	—	32,447	(62)	—	32,385
Other current assets	—	—	27,727	20,153	—	47,880

Total current assets	13,249	—	817,184	190,951	—	1,021,384

Property and equipment, net	—	—	1,657,517	329,060	—	1,986,577

Goodwill	—	—	1,178,014	158,511	—	1,336,525

Other assets, net of accumulated amortization	—	20,804	127,367	13,922	—	162,093

Investment in subsidiaries	1,081,747	1,068,432	367,456	—	(2,517,635)	—

Total assets	$1,094,996	$1,089,236	$4,147,538	$692,444	$(2,517,635)	$4,506,579

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$—	$16,000	$20,375	$(979)	$—	$35,396
Accounts payable	—	—	209,354	38,393	—	247,747
Current income taxes payable	—	—	7,626	—	—	7,626
Deferred income taxes - current	—	—	—	—	—	—
Net investment in subsidiary — liability	—	—	—	—	—	—
Accrued liabilities:
Employee compensation	—	—	132,883	29,305	—	162,188
Interest	867	5,866	316	73	—	7,122
Other	—	—	91,096	24,108	—	115,204

Total current liabilities	867	21,866	461,650	90,900	—	575,283

Long-term debt	300,000	1,556,000	48,962	819	—	1,905,781

Deferred income taxes	141,472	—	—	—	—	141,472

Other long-term liabilities	—	—	125,427	34,943	—	160,370

Intercompany payable	(1,071,016)	(1,570,373)	2,447,810	625,088	(431,509)	—

Stockholders’ equity:
Preferred Stock Common Stock	950	—	1	2	(3)	950
Additional paid-in Capital	1,195,947	—	—	(1)	1	1,195,947
Treasury stock, at cost	(6,678)	—	—	—	—	(6,678)
Accumulated other comprehensive income	5,798	5,798	(7,516)	—	1,718	5,798
Retained earnings	527,656	1,075,945	1,071,204	(59,307)	(2,087,842)	527,656

Total stockholders’ equity	1,723,673	1,081,743	1,063,689	(59,306)	(2,086,126)	1,723,673

Total liabilities and stockholders’ equity	$1,094,996	$1,089,236	$4,147,538	$692,444	$(2,517,635)	$4,506,579

COMMUNITY HEALTH SYSTEMS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
15. Supplemental Condensed Consolidating Financial Information (Continued)
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	Parent		Other	Non-
	Guarantor	Issuer	Guarantors	Guarantors	Eliminations	Consolidated
June 30, 2007:
ASSETS
Current Assets
Cash and cash equivalents	$—	$—	$3,695	$17,662		$21,357
Patient accounts receivable, net of allowance for doubtful accounts	—	—	693,496	183,027		876,523
Supplies	—	—	96,579	25,385		121,964
Prepaid income taxes	—	—	—	—		—
Deferred income taxes	13,249	—	—	—		13,249
Prepaid expenses	—	—	44,099	(7,812)		36,287
Other current assets	—	1,000	37,631	24,302	—	62,933

Total current assets	13,249	1,000	875,500	242,564	—	1,132,313

Property and equipment, net	—	—	1,707,440	381,702	—	2,089,142

Goodwill	—	—	1,184,171	160,785		1,344,956

Net investment in subsidiaries	1,265,254	1,242,139	415,423	—	(2,922,816)	—

Other Assets, net of accumulated amortization of $95,695 at June 30, 2007	—	36,117	174,348	16,235		226,700

Total assets	$1,278,503	$1,279,256	$4,356,882	$801,286	$(2,922,816)	$4,793,111

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Current maturities of long-term debt	$—	$16,000	$9,325	$432	$—	$25,757
Accounts payable	—	—	216,500	41,230	—	257,730
Current income taxes payable	—	—	49,010	—	—	49,010
Deferred income taxes - current	—	—	—	—	—	—
Net investment in subsidiary — liability	—	—	—	—	—	—
Accrued liabilities
Employee compensation	—	—	126,384	38,749	—	165,133
Interest	867	6,971	469	68	—	8,375
Other	—	—	85,267	19,752	—	105,019

Total current liabilities	867	22,971	486,955	100,231	—	611,024

Long-term debt	300,000	1,626,000	47,886	354	—	1,974,240

Deferred income taxes	141,472	—	—	—	—	141,472

Other long-term liabilities	—	—	165,133	40,275	—	205,408

Intercompany	(1,024,803)	(1,634,966)	2,420,325	722,874	(483,430)	—

Stockholders’ equity
Preferred stock	—	—	—	—	—	—
Common stock	959	—	1	2	(3)	959
Additional paid-in capital	1,215,321	—	—	—	—	1,215,321
Treasury stock, at cost, 975,549 shares	(6,678)	—	—	—	—	(6,678)
Accumulated other comprehensive income	15,622	15,622	(7,493)	—	(8,129)	15,622
Retained earnings	635,743	1,249,629	1,244,075	(62,450)	(2,431,254)	635,743

Total stockholders’ equity	1,860,967	1,265,251	1,236,583	(62,448)	(2,439,386)	1,860,967

Total liabilities and stockholders’ equity	$1,278,503	$1,279,256	$4,356,882	$801,286	$(2,922,816)	$4,793,111

COMMUNITY HEALTH SYSTEMS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
15. Supplemental Condensed Consolidating Financial Information (Continued)
CONSOLIDATED STATEMENTS OF INCOME
Six Months Ended June 30, 2007
(Amounts in thousands)

	Parent		Other	Non-
	Guarantor	Issuer	Guarantors	Guarantors	Eliminations	Consolidated
Net Revenue	$—	$—	$1,947,912	$505,213		$2,453,125
Expenses and Costs:
Salaries and benefits	—	—	741,823	239,598		981,421
Provision for bad debts	—	—	233,289	51,071		284,360
Supplies	—	—	225,065	61,476		286,541
Other operating expenses	—	—	392,311	111,504		503,815
Rent	—	—	38,074	16,166		54,240
Minority Interests in Earnings	—	—	—	818	—	818
Depreciation & Amortization	—	—	86,461	18,158		104,619
Equity in earnings of subsidiary	(175,752)	(175,752)	3,955		347,549	—

Total operating costs and expenses	(175,752)	(175,752)	1,720,978	498,791	347,549	2,215,814

Income from operations	175,752	175,752	226,934	6,422	(347,549)	237,311

Interest expense, net	—	—	51,995	9,564		61,559
Loss from early extinguishment of debt	—	—	—	—	—	—

Income from continuing operations before income taxes	175,752	175,752	174,939	(3,142)	(347,549)	175,752
Provision for income taxes	67,665		—	—		67,665

Income from continuing operations	108,087	175,752	174,939	(3,142)	(347,549)	108,087
Discontinued operations:
Income (loss) from operations of disc hospitals sold				—		—
Loss on sale of hospitals				—		—
Income (loss) from operations of hospital held for sale				—		—
Impairment of assets held for sale				—		—

Loss on discontinued operations	—	—	—	—	—	—

Net Income	$108,087	$175,752	$174,939	$(3,142)	$(347,549)	$108,087

COMMUNITY HEALTH SYSTEMS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
15. Supplemental Condensed Consolidating Financial Information (Continued)
CONSOLIDATED STATEMENTS OF INCOME
Six Months Ended June 30, 2006
(Amounts in Thousands)

	Parent		Other	Non-
	Guarantor	Issuer	Guarantors	Guarantors	Eliminations	Consolidated
Net Revenue	$—	$—	$1,669,845	$417,771	$—	$2,087,616
Expenses and Costs:
Salaries and benefits	—	—	643,365	184,450	—	827,815
Provision for bad debts	—	—	171,448	51,847	—	223,295
Supplies	—	—	199,683	48,837	—	248,520
Other operating expenses	—	—	329,061	97,095	—	426,156
Rent	—	—	33,376	13,252	—	46,628
Minority Interests in Earnings	—	—	13	1,055	—	1,068
Depreciation & Amorization	—	—	74,588	15,101	—	89,689
Equity in earnings of subsididary	(175,572)	(175,572)	5,904		345,240	—

Total operating costs and expenses	(175,572)	(175,572)	1,457,438	411,637	345,240	1,863,171

Income from operations	175,572	175,572	212,407	6,134	(345,240)	224,445

Interest expense, net	—	—	37,153	8,504		45,657
Loss from early extinguishment of debt	—	—	—	—	—	—

Income from continuing operations before income taxes	175,572	175,572	175,254	(2,370)	(345,240)	178,788
Provision for income taxes	69,165		—	—		69,165

Income from continuing operations	106,407	175,572	175,254	(2,370)	(345,240)	109,623
Discontinued operations:
Income (loss) from operations of disc hospitals sold				(657)		(657)
Loss on sale of hospitals				(2,559)		(2,559)
Income (loss) from operations of hospital held for sale				—		—
Impairment of assets held for sale				—		—

Loss on discontinued operations	—	—	—	(3,216)	—	(3,216)

Net Income	$106,407	$175,572	$175,254	$(5,586)	$(345,240)	$106,407

COMMUNITY HEALTH SYSTEMS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
15. Supplemental Condensed Consolidating Financial Information (Continued)
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amount in thousands)

	Parent		Other	Non
	Guarantor	Issuer	Guarantors	Guarantors	Eliminations	Consolidated
Six Months Ended June 30, 2007:
Cash flows from operating activities
Net income	$108,087	$175,752	$174,939	$(3,142)	$(347,549)	$108,087
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	—	—	86,461	18,158	—	104,619
Deferred income taxes	—	—	—	—	—	—
Equity-based compensation expense	14,295	—	—	—	—	14,295
Excess tax benefits relating to stock-based compensation	(2,295)	—	—	—	—	(2,295)
Minority interest in earnings	—	—	—	818	—	818
Impairment on hospital held for sale	—	—	—	—	—	—
(Gain) Loss on Sale of Hospitals	—	—	—	(2,032)	—	(2,032)
Other non-cash expenses, net	—	—	229	261	—	490
Changes in operating assets and liabilities, net of effects of acquisitions and divestitures:
Patient accounts receivable	—	—	(38,145)	(9,270)	—	(47,415)
Supplies, prepaid expenses and other current assets	—	(2,000)	(19,062)	7,604	—	(13,458)
Accounts payable, accrued liabilities and income taxes	(1,656)	(4,408)	58,691	(6,274)	—	46,353
Advances to subsidiaries, net of return on investment	(137,294)	(240,368)	(77,539)	107,652	347,549	—
Other	9,824	24	3,198	(6,520)	—	6,526

Net cash provided by(used in) operating activities	(9,039)	(71,000)	188,772	107,255	—	215,988

Cash flows from investing activities
Acquisitions of facilities and other related equipment	—	—	(101,923)	(86,032)	—	(187,955)
Purchases of property and equipment	—	—	(93,726)	(15,123)	—	(108,849)
Sale of facilities	—	—	—	12,662	—	12,662
Proceeds from sale of equipment	—	—	203	31	—	234
Investment in other assets	—	—	(15,716)	(9,646)	—	(25,362)

Net cash provided by (used in) investing activities	—	—	(211,162)	(98,108)	—	(309,270)

Cash flows from financing activities
Proceeds from exercise of stock options	6,693	—	—	—	—	6,693
Stock buy-back	—	—	—	—	—	—
Deferred financing costs	—	—	(367)	—	—	(367)
Excess tax benefits relating to stock-based compensation	2,295	—	—	—	—	2,295
Redemption of convertible notes	—	—	—	—	—	—
Proceeds from minority investors in joint ventures	51	—	—	1,054	—	1,105
Redemption of minority investments in joint ventures	—	—	—	(1,369)	—	(1,369)
Distribution to minority investors in joint ventures	—	—	—	(1,705)	—	(1,705)
Borrowings under credit agreement	—	132,000	—	—	—	132,000
Repayments of long-term indebtedness	—	(61,000)	(2,261)	(1,318)	—	(64,579)

Net cash provided by (used in) financing activities	9,039	71,000	(2,628)	(3,338)	—	74,073

Net change in cash and cash equivalents	—	—	(25,018)	5,809	—	(19,209)
Cash and cash equivalents at beginning of period	—	—	28,713	11,853	—	40,566

Cash and cash equivalents at end of period	$—	$—	$3,695	$17,662	$—	$21,357

COMMUNITY HEALTH SYSTEMS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
15. Supplemental Condensed Consolidating Financial Information (Continued)
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)

	Parent		Other	Non
	Guarantor	Issuer	Guarantors	Guarantors	Eliminations	Consolidated
Six Months ended June 30, 2006:
Cash flows from operating activities
Net income	$106,407	$175,572	$175,254	$(5,586)	$(345,240)	$106,407
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	—	—	74,588	15,101	—	89,689
Deferred income taxes	—	—	—	—	—	—
Equity-based compensation expense	8,946	—	—	—	—	8,946
Excess tax benefits relating to stock-based compensation	(4,588)	—	—	—	—	(4,588)
Loss on early extinguishment of debt	—	—	—	—	—	—
Minority interest in earnings	—	—	—	1,068	—	1,068
Impairment on hospital held for sale	—	—	—	—	—	—
(Gain) Loss on Sale of Hospitals	—	—	—	3,937	—	3,937
Other non-cash expenses, net	4	—	193	(828)	—	(631)
Changes in operating assets and liabilities, net of effects of acquisitions and divestitures:
Patient accounts receivable	—	—	(54,405)	(3,556)	—	(57,961)
Supplies, prepaid expenses and other current assets	—	—	(13,441)	13,348	—	(93)
Accounts payable, accrued liabilities and income taxes	2,704	452	88,572	(21,740)		69,988
Advances to subsidiaries, net of return on investment	5,121	(307,832)	(52,162)	9,633	345,240	—
Other	5,913	(4,192)	(8,939)	(2,498)	—	(9,716)

Net cash provided by(used in) operating activities	$124,507	$(136,000)	$209,660	$8,879	$—	$207,046

Cash flows from investing activities
Acquisitions of facilities and other related equipment	—	—	(180,686)	2,671	—	(178,015)
Purchases of property and equipment	—	—	(89,755)	(4,439)	—	(94,194)
Sale of facilities	—	—	—	750	—	750
Proceeds from sale of equipment	—	—	73	1	—	74
Investment in other assets	—	—	(11,782)	(12,601)	—	(24,382)

	—	—	(282,150)	(13,617)	—	(295,767)

Cash flows from financing activities
Proceeds from exercise of stock options	8,698	—	—	1	—	8,699
Stock buy-back	(137,665)	—	—	(1)	—	(137,666)
Deferred financing costs	—	—	(16)	—	—	(16)
Excess tax benefits relating to stock based compensation	4,588	—	—	—	—	4,588
Redemption of convertible notes	(128)	—	—	—	—	(128)
Proceeds from minority investors in joint ventures	—	—	—	3,060	—	3,060
Redemption of minority investments in joint ventures	—	—	—	(530)	—	(530)
Distribution to minority investors in joint ventures	—	—	—	(1,977)	—	(1,977)
Borrowings under credit agreement	—	176,000	—	—	—	176,000
Repayments of long-term indebtedness	—	(40,000)	(2,643)	(617)	—	(43,260)

Net cash provided by (used in) financing activities	(124,507)	136,000	(2,659)	(64)	—	8,770

Net change in cash and cash equivalents	—	—	(75,149)	(4,802)	—	(79,951)
Cash and cash equivalents at beginning of period	—	—	83,579	20,529	—	104,108

Cash and cash equivalents at end of period	$—	$—	$8,430	$15,727	$—	$24,157